Exhibit 99.2

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to be named in a registration statement, and in all amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as nominee for director of ACE Limited, a Cayman Islands company that is in the process of re-domesticating to Switzerland, and to all references to me in that connection in the prospectus.

Dated: May 29, 2008

/s/ Oliver Steimer